Exhibit 99.1

Press Release

Gyrodyne Announces Agreement with Star Equity Fund

Agrees to Board Size Reduction and Certain Director Compensation Limitations;

Star Equity Withdraws Nominations

St. James, N.Y., October 17, 2025 /Newswire/ -- Gyrodyne, LLC (Nasdaq: GYRO), an owner and manager of a diversified portfolio of real estate properties (“Gyrodyne”), today announced that it has entered into an agreement (the “Agreement”) with Star Equity Fund, LP (“Star Equity Fund”), under which Star Equity Fund has withdrawn its slate of nominees for election at the 2025 annual shareholders meeting, and Gyrodyne will reduce the size of its board from five to four directors, freeze director compensation and limit the aggregate fee paid to the Chairman to $65,000. In connection with the reduction in board size, Richard Smith will be the sole nominee standing for election at the 2025 annual shareholders meeting.

Star Equity has also agreed to certain customary standstill provisions. The full agreement with Star Equity will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

The agreement with Star Equity Fund reflects Gyrodyne’s continued commitment to constructive engagement with shareholders as part of its ongoing efforts to strengthen governance, enhance transparency and drive long-term value creation for all shareholders.

Gary Fitlin, Gyrodyne’s President and Chief Executive Officer, stated that “We appreciate the thoughtful input from Star Equity and our broader shareholder base. Their perspectives have strengthened our efforts as we work toward completing the sale of our properties and delivering maximum value to our shareholders.”

Jeff Eberwein, manager of Star Equity Fund, added that “Following the most recent constructive discussions with the company, we are pleased to have worked collaboratively with the Board to enhance governance and further align with shareholders’ interests”.

Nader Salour, Chairman of Gyrodyne’s Nominating Committee, also added: “On behalf of the entire company and Board of Directors, I want to express our deep gratitude to Paul Lamb for his extraordinary 28 years of service to Gyrodyne. His steady leadership and strategic vision have been instrumental in guiding the company through periods of tremendous challenge and transformation. Paul Lamb leaves behind a lasting legacy of integrity and a steadfast commitment to our stakeholders. While he will not be standing for re-election at the upcoming shareholders’ meeting, as a significant shareholder he will continue to be an important voice and valued supporter of the company’s long-term success. We thank him for his many contributions and wish him the very best in the years ahead.”

About Gyrodyne, LLC

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. The Company owns a 63 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property, and a medical office park in Cortlandt Manor, New York, both of which are the subject of plans to seek value-enhancing entitlements. The Company’s common shares are traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about the Company may be found on its web site at www.gyrodyne.com.

Forward-Looking Statements

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties generally relating to our efforts to enhance the values of our remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, risks associated with the Article 78 Proceeding against the Company and any other litigation that may develop in connection with our efforts to enhance the value of and sell our properties, risks relating to our national marketing campaign led by JLL for the sale of our Flowerfield and Cortlandt Manor properties, risks associated with our purchase and sale agreement with B2K (and future purchase and sale agreements for our remaining properties that may be contingent on years-long regulatory contingencies) in light of our financial condition, community activism risk, proxy contests and other actions of activist shareholders, regulatory enforcement risk, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the potential residual effects of the COVID-19 pandemic, lingering risks relating to the 2023 banking crisis and closure of two major banks (including one with whom we indirectly had a mortgage loan which the FDIC transferred in December 2023 to a new holder following the banks closure), ongoing inflation risk, ongoing interest rate uncertainty, recession uncertainty and supply chain constraints or disruptions, and other risks detailed from time to time in Gyrodyne’s SEC reports.

Contact:

Gary Fitlin

Chief Executive Officer

Gyrodyne, LLC

Phone: (631) 584-5400

gfitlin@gyrodyne.com

https://www.gyrodyne.com